                                  SCHEDULE 14A
                          (EXCHANGE ACT RULE 14A-101)
                   INFORMATION REQUIRED IN A PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   PROXY STATEMENT PURSUANT TO SECTION 14(a)
                     OF THE SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-12

                           R.H. DONNELLEY CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

LOGO

                           R.H. DONNELLEY CORPORATION
                            ONE MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577

                            ------------------------

                                                                  March 22, 2000

To Our Stockholders:

     You are cordially invited to attend the 2000 Annual Meeting of Stockholders of R.H. Donnelley Corporation to be held on May 4, 2000, at 9:00 a.m. local time, at CT Corporation, 1209 Orange Street, Wilmington, Delaware.

     The Notice of Annual Meeting and Proxy Statement dated March 22, 2000 accompanying this letter describe the business to be acted upon at the meeting. The Annual Report for the year ended December 31, 1999 and a form of proxy are also enclosed. These materials are being mailed to all stockholders on or about March 27, 2000.

                                          Sincerely,

                                          /s/ Frank R. Noonan

                                          Frank R. Noonan
                                          Chairman of the Board and
                                          Chief Executive Officer

LOGO

                           R.H. DONNELLEY CORPORATION
                            ONE MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 4, 2000

To the Stockholders of
  R.H. Donnelley Corporation:

     Notice is hereby given that the 2000 Annual Meeting of Stockholders (the "Meeting") of R.H. Donnelley Corporation (the "Company") will be held on May 4, 2000, at 9:00 a.m. local time, at CT Corporation, 1209 Orange Street, Wilmington, Delaware.

     At the Meeting, you will be asked to vote upon the following matters:

     1. Election of two Class I members of the Board of Directors, each for a term of three years;

     2. Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2000; and

     3. Any other matters that may properly come before the Meeting or any postponements or adjournments thereof.

     The Board of Directors has fixed the close of business on March 6, 2000 as the record date for the purpose of determining stockholders entitled to notice of, and to vote at, the Meeting or any postponements or adjournments thereof. A list of such stockholders will be available at the Meeting and, during the ten days prior to the Meeting, at the place of the Meeting as well as the Company's executive offices located at One Manhattanville Road, Purchase, New York 10577.

                                          By Order of the Board of Directors,

                                          /s/ Jane B. Clark

                                          Jane B. Clark
                                          Vice President and
                                          Corporate Secretary

Purchase, New York
March 22, 2000

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, IT IS VERY IMPORTANT THAT YOU MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE POSTAGE PREPAID ENVELOPE PROVIDED AS SOON AS POSSIBLE. IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME AND VOTE YOUR SHARES IN PERSON AT THE MEETING.

LOGO

                           R.H. DONNELLEY CORPORATION
                            ONE MANHATTANVILLE ROAD
                            PURCHASE, NEW YORK 10577
                            ------------------------

                                PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of R.H. Donnelley Corporation (the "Company") of proxies for use at the Company's 2000 Annual Meeting of Stockholders (the "Meeting") or at any adjournments or postponements thereof.

                               TABLE OF CONTENTS

Questions and Answers.......................................    2
Proposals to be Voted Upon..................................    5
Board of Directors..........................................    6
  Nominees..................................................    6
  Directors Continuing in Office............................    6
  Committees of the Board of Directors......................    8
  Attendance at Board Meetings..............................    8
Director and Executive Compensation.........................    9
  Directors' Compensation...................................    9
  Executive Compensation....................................    9
  Employment Agreements.....................................   13
  Performance Measurement Comparison........................   15
  Report of the Compensation and Benefits Committee.........   16
Security Ownership Of Certain Beneficial Owners And
  Management................................................   20
Other Information...........................................   22
  How to Nominate Members of the Board of Directors.........   22
  Compliance with Section 16(a) of the Securities Exchange
     Act....................................................   22
  Delivery of Annual Report on Form 10-K....................   22
  Return of Proxy...........................................   23

                             QUESTIONS AND ANSWERS
--------------------------------------------------------------------------------

     Q:  WHAT AM I VOTING ON AT THE MEETING?

     A: 1. Election of two Class I members of the Board of Directors of the Company for three year terms (Diane P. Baker and Robert Kamerschen); and

         2. Ratification of PricewaterhouseCoopers LLP as the Company's independent accountants for 2000.

         (See page 5 for more details.)
--------------------------------------------------------------------------------

     Q: WHAT DOES THE BOARD OF DIRECTORS RECOMMEND WITH RESPECT TO THE MATTERS TO BE PRESENTED AT THE MEETING?

     A: The Board of Directors recommends a vote IN FAVOR of the (i) election of the nominees for the Class I members of the Board of Directors; and
         (ii) ratification of PricewaterhouseCoopers LLP as the Company's independent accountants for 2000.
--------------------------------------------------------------------------------

     Q:  WHO IS ENTITLED TO VOTE?

     A: Stockholders of record as of the close of business on March 6, 2000 (the "Record Date") are entitled to vote at the Meeting. As of the Record Date, 32,422,752 shares of the Company's common stock were outstanding and entitled to vote at the Meeting. As of the Record Date, the outstanding shares of the Company's common stock were held by approximately 8,500 holders of record in addition to approximately 22,500 stockholders whose shares were held in nominee name. Each share of common stock is entitled to one vote on each proposal to properly come before the Meeting.
--------------------------------------------------------------------------------

     Q:  HOW DO I VOTE BY PROXY?

     A: Sign and date each proxy card that you receive and return it in the postage prepaid envelope. The proxy will be voted at the Meeting according to your instructions as indicated on the proxy card. If no instructions are given, then your proxy will be voted in favor of the proposals described herein and on the proxy card. With respect to proposals brought before the Meeting but not referenced on the proxy card or in this Proxy Statement, your proxy will be voted in the discretion of the proxies named on the proxy card. (See page 3 for more details.)
--------------------------------------------------------------------------------

     Q:  MAY I REVOKE MY PROXY?

     A: Yes. Your proxy may be revoked at any time before it is voted at the Meeting by (i) written notice to the Secretary of the Company (at the address of the Company set forth on the first page of this Proxy Statement), (ii) a duly executed proxy bearing a later date or (iii) voting in person at the Meeting.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Q:  HOW DO I VOTE SHARES THAT ARE HELD IN EMPLOYEE BENEFIT PLANS?

     A: If you are a participant in the Company's Profit Participation Plan or the DonTech Profit Participation Plan (collectively the "Plans") and have funds invested in the Company's common stock, your proxy card will serve as a voting instruction for the trustee of each of the Plans. Fractional shares you hold in the Plans are not printed on the proxy card but will be voted by the trustee as if included thereon. If a proxy covering shares in the Plans has not been received on or before April 28, 2000, or if it is signed and returned without instructions, the trustee will vote those shares in the same proportion as the shares for which it has received instructions, except as otherwise required by law.
--------------------------------------------------------------------------------

     Q:  WHO WILL COUNT THE VOTE AT THE MEETING?

     A: Representatives of CT Corporation will tabulate the vote and act as inspector of election at the Meeting.
--------------------------------------------------------------------------------

     Q:  WHAT CONSTITUTES A QUORUM FOR THE MEETING?

     A: A majority of the Company's outstanding shares, present or represented by proxy at the Meeting, constitutes a quorum for purposes of conducting business at the Meeting. Shares represented by proxies that are marked "abstain" or "withhold authority" on any or all matters will be counted as shares present for purposes of determining the presence of a quorum on all matters. Proxies relating to shares held in "street name" that are voted by brokers on some but not all of the matters will be treated as shares present for purposes of determining the presence of a quorum on all matters.
--------------------------------------------------------------------------------

     Q: WHAT ARE THE VOTING REQUIREMENTS FOR THE APPROVAL OF EACH OF THE PROPOSALS?

     A: 1. The nominees for Class I members of the Board of Directors must be elected by a plurality of the shares present in person or represented by proxy and entitled to vote; and

         2. The ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2000 requires the approval of the majority of the shares present in person or represented by proxy and entitled to vote. (See page 5 for further details.)
--------------------------------------------------------------------------------

     Q: HOW IS MY PROXY VOTED ON MATTERS NOT IDENTIFIED ON THE PROXY CARD OR IN THIS PROXY STATEMENT?

     A: The Board of Directors presently knows of no other matters to be presented for action at the Meeting. However, the proxy card confers upon the persons named on the proxy card authority to vote your shares in their discretion upon any other matter that may properly come before the Meeting.
--------------------------------------------------------------------------------

     Q:  WHAT DOES IT MEAN IF I GET MORE THAN ONE PROXY CARD?

     A: It means that your shares are registered differently and, therefore, are in more than one account. Sign and return all proxy cards to ensure that all of your shares are voted. To provide better stockholder services, we encourage you to have all shares and accounts registered in the same name and address. You may do this by contacting our transfer agent, First Chicago Trust Company, at (800) 519-3111.
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

     Q:  WHO MAY ATTEND THE ANNUAL MEETING?

     A: All stockholders as of the Record Date (March 6, 2000) are invited to attend, although seating may be limited.
--------------------------------------------------------------------------------

     Q: WHO IS BEARING THE COST OF THIS PROXY SOLICITATION AND HOW IS THE SOLICITATION EFFECTED?

     A: The cost of soliciting proxies, including expenses in connection with preparing and mailing this Proxy Statement, will be borne by the Company. The solicitation of proxies may be made by directors, officers and employees of the Company personally or by mail, telephone or facsimile communication. No additional compensation will be paid for such solicitation. In addition, arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxy soliciting material to the beneficial owners of stock held of record by such persons, and the Company will reimburse them for reasonable out-of-pocket expenses incurred by them in so doing.
--------------------------------------------------------------------------------

     Q:  UNDER WHAT CIRCUMSTANCES MAY THE MEETING BE ADJOURNED?

     A: Adjournments may be made for the purpose of, among other things, soliciting additional proxies. Any adjournment may be made from time to time by approval of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Meeting (whether or not a quorum exists) without further notice other than by an announcement made at the Meeting. The Company does not currently intend to seek an adjournment of the Meeting.
--------------------------------------------------------------------------------

     Q: WHEN ARE STOCKHOLDER PROPOSALS DUE FOR INCLUSION IN THE COMPANY'S PROXY STATEMENT FOR THE 2001 ANNUAL MEETING?

     A: Proposals of the Company's stockholders intended to be presented at the Company's 2001 Annual Meeting of Stockholders must be received by the Company no later than November 24, 2000 to be included in the Company's proxy statement and form of proxy relating to the 2001 Annual Meeting. Any proposal should be addressed to Stephen B. Wiznitzer, Esq., Senior Vice President and General Counsel, R.H. Donnelley Corporation, One Manhattanville Road, Purchase, New York 10577, and should be sent by certified mail, return receipt requested. (Also see "Other
         Information -- How to Nominate Members of the Board of Directors" on page 22.)
--------------------------------------------------------------------------------

                           PROPOSALS TO BE VOTED UPON

                                  PROPOSAL 1:
                             ELECTION OF DIRECTORS

     The Board of Directors of the Company is divided into three classes. At the 2000 Annual Meeting of Stockholders, Diane P. Baker and Robert Kamerschen, presently Class I directors and the Board of Directors' nominees for Class I of the Board of Directors, are up for re-election. (See page 6 for more information regarding the nominees.) If elected, they will each serve until the 2003 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. Unless a proxy shall specify that it is not to be voted for them, the shares of common stock represented by each duly executed and returned proxy will be voted FOR their election as directors.

     With respect to the election of directors, only shares that are voted in favor of a particular nominee will be counted toward such nominee's achievement of a plurality. Shares present at the Meeting that are not voted for a particular nominee or shares present by proxy where the stockholder properly withholds authority to vote for such nominee or broker non-votes will not be counted toward such nominee's achievement of a plurality. A "broker non-vote" occurs when a broker does not have the authority to vote on a particular proposal. This happens because brokers who hold shares in "street name" have the authority to vote only on certain routine matters in the absence of instructions from the beneficial owners.

     If any nominee does not stand for re-election at the Meeting, an event which the Board of Directors does not anticipate, the proxies will be voted for a substitute nominee appointed by the Board of Directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE
NOMINEES.

                                  PROPOSAL 2:
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     It is proposed that the stockholders ratify the appointment by the Board of Directors of PricewaterhouseCoopers LLP as independent accountants for the Company for the year ending December 31, 2000. The Company expects representatives of PricewaterhouseCoopers LLP to be present at the Meeting and available to respond to appropriate questions submitted by stockholders. Such representatives will also be afforded an opportunity at such time to make such statements as they may desire.

     Approval by the stockholders of the appointment of the Company's independent accountants is not required by law or the Company's organizational documents, but the Board of Directors deems it desirable to submit this matter to stockholders. If holders of a majority of the outstanding shares of common stock present in person or represented by proxy and entitled to vote at the Meeting do not ratify the Company's appointment of PricewaterhouseCoopers LLP, the selection of independent accountants will be reconsidered by the Board, but not necessarily changed.

     With respect to Proposal 2, if a stockholder abstains from voting or directs the stockholder's proxy to abstain from voting, the shares are considered present at the Meeting for such proposal but, since they are not affirmative votes for the proposal, they will have the same effect as votes against the proposal. With respect to broker non-votes on such proposal, the shares are not considered present at the Meeting for such proposal and they are, therefore, not counted in respect of such proposal. Such broker non-votes, however, do have the practical effect of reducing the number of affirmative votes required to achieve a majority for such proposal by reducing the total number of shares from which the majority is calculated.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR 2000.

                               BOARD OF DIRECTORS

                                    NOMINEES

              CLASS I -- TERM TO EXPIRE AT THE 2003 ANNUAL MEETING

DIANE P. BAKER                                          Director since June 1998

     Ms. Baker, 45, was Senior Vice President and Chief Financial Officer of The New York Times Company from 1995 to 1998. From 1990 through 1995, Ms. Baker was Group Senior Vice President and Chief Financial Officer of R.H. Macy & Co., Inc. Ms. Baker is a Trustee for the New School University and serves on the boards of a number of not-for-profit organizations.

ROBERT KAMERSCHEN                                       Director since June 1998

     Mr. Kamerschen, 64, has been Chairman and Chief Executive Officer of DIMAC Corporation since September 1999. In July 1999, he retired as Chairman of ADVO, Inc., a position he had held since 1989, and has served as Senior Consultant to ADVO, Inc. since July 1999. Prior to January 1999, in addition to serving as Chairman of ADVO, Inc., Mr. Kamerschen had also been Chief Executive Officer since 1988. Mr. Kamerschen currently serves on the boards of Coolsavings.com, DIMAC Corporation, IMS Health Incorporated, Micrografx, Inc., Tandy Corporation and TravelCLICK.com. Mr. Kamerschen is a Trustee for the University of Hartford and serves on the boards of a number of not-for-profit organizations.

                         DIRECTORS CONTINUING IN OFFICE

              CLASS II -- TERM EXPIRES AT THE 2001 ANNUAL MEETING

KENNETH G. CAMPBELL                                 Director since November 1999

     Mr. Campbell, 53, was the co-founder and has been President and Chief Executive Officer of Centegy Corporation (formerly NETEQ, Inc.) since 1998. Mr. Campbell co-founded and was Executive Vice President of Affiliate Sales and Operations at USWEB from 1995 to 1998. From 1992 to 1995, Mr. Campbell was Vice President and General Manager, North America at Inmac Corporation. From 1990 to 1992, Mr. Campbell was co-founder and President of Advanced Partners. Prior to that, Mr. Campbell held management positions at CopyMat Corporation from 1988 to 1990 and was co-founder and Vice President of Sales and Operations for USTelecenters from 1985 to 1988. Mr. Campbell serves on the board of Centegy Corporation.

CAROL J. PARRY                                          Director since June 1998

     Ms. Parry, 58, was Executive Vice President in charge of the Community Development Group at The Chase Manhattan Bank (the "Bank") from 1996 to June 1999. Ms. Parry was Managing Director of the Bank's Community Development Group from 1992 to 1996 and served on the Bank's Policy Council, the central governing body of the Bank, from 1997 to 1999. Ms. Parry was nominated to be a member of the Federal Reserve Board in August 1999 pending Senate confirmation. Ms. Parry serves on the Federal Reserve Board Advisory Council and the advisory board for the Community Development Financial Institutions Program. Ms. Parry is a Trustee for the Committee for Economic Development and serves on the boards of a number of not-for-profit organizations.

     The Bank is Administrative Agent for, and one of the lenders under, the Company's $400 million credit facility, and an affiliate of the Bank was one of the initial purchasers of the Company's 9 1/8% subordinated notes in the aggregate principal amount of $150 million. In connection with serving in such roles, the Bank and its affiliate received usual and customary fees. All of such debt was incurred by the Company in order to fund certain cash distributions payable to The Dun & Bradstreet Corporation

("D&B"), the Company's former parent, in connection with the spin-off ("Spin-Off") of D&B from the Company effective as of July 1, 1998.

BARRY LAWSON WILLIAMS                                   Director since June 1998

     Mr. Williams, 55, has been President and Founder of Williams Pacific Ventures, Inc. since 1988, Senior Mediator of JAMS/Endispute, Inc. since 1993, Adjunct Lecturer, Entrepreneurship at Haas School of Business since 1995, and General Partner of WDG Ventures since 1987. Mr. Williams serves on the boards of CompUSA, Inc., Newhall Land & Farming Company, PG&E Corp. and Simpson Manufacturing Company. Mr. Williams is Head Trustee of the Willits Environmental Trust and serves on the boards of a number of not-for-profit organizations.

              CLASS III -- TERM EXPIRES AT THE 2002 ANNUAL MEETING

DARIUS W. GASKINS, JR.                              Director since November 1999

     Mr. Gaskins, 60, has been a founding partner of Norbridge, Inc. since 1993 and a partner of High Street Associates since 1991. Mr. Gaskins was a visiting professor at Harvard University, John F. Kennedy School of Government, Center for Business and Government from 1989-1991. Mr. Gaskins served as President and Chief Executive Officer of Burlington Northern Railroad from 1985 to 1989. Prior to that, Mr. Gaskins held several senior federal government positions including Chairman of the Interstate Commerce Commission. Mr. Gaskins serves on the boards of Anacomp, Inc., Northwestern Steel and Wire Company and Sapient Corporation. Mr. Gaskins is Chairman of Resources for the Future, a not-for-profit organization.

WILLIAM G. JACOBI                                       Director since June 1998

     Mr. Jacobi, 56, was Chairman of Nielsen Media Research, Inc. from November 1996 to October 1999. He was Chairman of IMS International from February 1995 to December 1997 and Executive Vice President of Cognizant Corporation from September 1996 to December 1997. Mr. Jacobi served as Executive Vice President of The Dun & Bradstreet Corporation from February 1995 to October 1996 and Senior Vice President of The Dun & Bradstreet Corporation from July 1993 to February 1995. Mr. Jacobi was President and Chief Operating Officer of Nielsen Media Research, Inc. from 1991 to 1993. Mr. Jacobi held other management positions at Dun & Bradstreet since joining in 1978. Mr. Jacobi serves on the board of the Windward School.

FRANK R. NOONAN                                        Director since April 1998

     Mr. Noonan, 57, has been a director of R.H. Donnelley Inc. since February 1995, President since August 1991, and has been Chairman and Chief Executive Officer of the Company and R.H. Donnelley Inc. since June 30, 1998. Mr. Noonan was a director of The Dun & Bradstreet Corporation from April 1998 to June 1998. Mr. Noonan was Senior Vice President Finance of Dun & Bradstreet Information Services from 1989 to August 1991. Prior to joining Dun & Bradstreet, Mr. Noonan served as Senior Vice President and Chief Financial Officer of UNUM Corporation and in various financial positions for the General Electric Company. Mr. Noonan is Vice Chairman of the Board of Trustees for New York United Hospital Medical Center, a member of the Boards of Trustees of Manhattanville College and the University of New Hampshire Foundation, Vice Chairman of the Board of Governors for the Buick Classic, and a member of the Board of Directors of the Yellow Pages Publishers Association.

                      COMMITTEES OF THE BOARD OF DIRECTORS

  Audit and Finance Committee

     The Audit & Finance Committee has overall responsibility for the integrity of the Company's financial reporting process, including oversight of the preparation of financial statements and related financial information, as well as the annual independent audit of such statements. The Audit & Finance Committee, among other matters: recommends independent certified public accountants; reviews the scope of the audit examination, including fees and staffing; reviews the independence of the accountants; reviews and approves non-audit services provided by the accountants, if any; reviews findings and recommendations of the accountants and management's response; and reviews the internal audit and control function. In addition, the Audit and Finance Committee has responsibility for reviewing existing financing arrangements and compliance therewith and for making recommendations to the Board regarding financing requirements for the Company and sources for such financing. The Audit and Finance Committee met three times during 1999. The Audit and Finance Committee members are Messrs. Williams (chairperson) and Gaskins and Mdmes. Baker and Parry.

  Compensation & Benefits Committee

     The Compensation & Benefits Committee, among other matters: reviews management compensation programs; reviews and approves compensation changes for senior management; and administers compensation and benefit plans for management. The Compensation & Benefits Committee met four times during 1999. The Compensation and Benefits Committee members are Messrs. Kamerschen (chairperson) and Williams and Ms. Baker.

  Corporate Governance Committee

     The Corporate Governance Committee, among other matters: makes recommendations to the Board regarding criteria to be used to assess qualifications for Board membership; reviews qualifications of potential candidates and makes recommendations to the Board of persons to serve on the Board and the various committees of the Board; and makes recommendations to the Board regarding corporate governance guidelines. The Corporate Governance Committee, formerly the Nominating Committee, met three times during 1999. The Corporate Governance Committee members are Ms. Parry (chairperson) and Messrs. Campbell, Jacobi and Kamerschen.

     Stockholders' recommendations for nominees to the Board of Directors will be considered by the Corporate Governance Committee provided such nominations are made in accordance with the Company's By-Laws. (See discussion on page 22.)

                          ATTENDANCE AT BOARD MEETINGS

     Eight meetings of the Board of Directors were held during 1999. No director attended fewer than 75% of the aggregate of all meetings of the Board of Directors and of the committees of the Board on which he or she served during the period for which he or she was a director.

                      DIRECTOR AND EXECUTIVE COMPENSATION

DIRECTORS' COMPENSATION

     Each non-employee director annually receives a cash retainer of $20,000, 1,500 deferred shares of the Company's common stock and an option to purchase 1,500 shares of the Company's common stock. In addition, each non-employee director receives $1,000 for each Board and committee meeting he or she attends and $1,000 for each committee meeting for which he or she serves as chairperson. Each new non-employee director is granted an option to purchase 1,500 shares of the Company's common stock upon his or her election to the Board of Directors. All such deferred share and option grants vest in three equal installments as of the close of business on the day immediately preceding the date of the three annual meetings of stockholders immediately following the date of grant, subject to acceleration in the event of death, disability or retirement or change in control of the Company. Directors may elect to defer their cash retainer fees into a deferred cash account, which may be invested in various investment alternatives, a deferred share account or options to purchase additional shares of the Company's common stock.

EXECUTIVE COMPENSATION

  Background

     Prior to July 1, 1998, the effective date of the Spin-Off, the below-named officers were employed and paid by D&B. Thereafter, they have been employed and paid by the Company.

  Compensation Information

     The following tables provide information regarding the compensation of the Chief Executive Officer and the next four most highly compensated executive officers (the "Executive Officer Group" and, together with the Chief Executive Officer, the "Named Executive Officers") in 1999.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                               ANNUAL COMPENSATION             COMPENSATION AWARDS PAYOUTS
                                          -----------------------------   -------------------------------------
                                                                OTHER                  SECURITIES      LONG-         ALL
                                                               ANNUAL     RESTRICTED   UNDERLYING       TERM        OTHER
                                                               COMPEN-      STOCK       OPTIONS/     INCENTIVE     COMPEN-
NAME AND                                  SALARY   BONUS(1)   SATION(2)    AWARD(S)       SARS       PAYOUTS(4)   SATION(5)
PRINCIPAL POSITION                 YEAR     ($)      ($)         ($)         ($)          (#)           ($)          ($)
------------------                 ----   -------  --------   ---------   ----------   ----------    ----------   ---------
Frank R. Noonan..................  1999   430,000  308,052       4,491        0               0       448,805       22,423
  Chairman and Chief               1998   402,917  413,167       6,287        0         420,000        83,118       27,234
  Executive Officer                1997   347,000  346,913      11,630        0          68,607             0       11,863

Philip C. Danford................  1999   300,000  161,190       1,993        0               0       195,700       12,431
  Senior Vice President and        1998   290,250  181,852           0        0          81,000        90,488        9,231
  Chief Financial Officer          1997   265,000  238,582           0        0          56,498             0        8,787

David C. Swanson.................  1999   244,843  145,519       4,396        0          27,100(3)    152,935        9,998
  President -- Directory
    Services,                      1998   206,875  108,820       3,144        0          58,050        11,713        8,096
  R.H. Donnelley, Inc.             1997   195,000   41,927       2,162        0          27,336             0        6,238

Judith A. Norton.................  1999   210,000   94,028       4,005        0               0       107,852       10,623
  Senior Vice President            1998   190,151  139,550       6,115        0          63,525         7,944        3,095
  Human Resources(6)

Stephen B. Wiznitzer.............  1999   200,000   89,550       1,993        0               0       104,373        6,730
  Senior Vice President and        1998   186,458   84,750       3,515        0          40,500         7,944        4,803
  General Counsel(7)               1997    95,625   85,000           0        0          38,289             0            0

---------------
(1) The 1999 bonus awards were paid in February 2000 based on 1999 performance. Included in 1998 for Mr. Noonan is a $50,000 special transition-related bonus paid in connection with the Spin-Off. Included in 1998 for Ms. Norton and 1997 for Mr. Wiznitzer are $50,000 sign-on bonuses.

(2) Amounts shown represent reimbursement for taxes paid by the Named Executive Officers with respect to company-directed travel and certain other expenses.

(3) In February 1999, Mr. Swanson received a grant of non-qualified stock options covering 27,100 shares in connection with his promotion to President of R.H. Donnelley Directory Services.

(4) Amounts shown for 1999 represent the dollar value of the performance shares ("PERS") earned under the Long-Term Incentive Plan. Upon completion of the performance period (July 1, 1998 to December 31, 1999), a dollar amount was determined for each recipient based on the Company's performance against economic profit and EPS goals. The dollar amount was converted into a number of performance shares by dividing the dollar amount of the award by the Company's stock price (calculated as the average of the high and low prices of the Company's common stock on the 10 trading days subsequent to approval of the Company's 1999 financial statements by the Compensation and Benefits Committee). Dollar amounts shown in 1999 represent one-third of the aggregate award, which was paid in the form of shares in March 2000. An additional one-third of the aggregate award will be payable in shares in the first quarter of each of 2001 and 2002.

(5) Amounts shown represent aggregate annual Company contributions for the account of each Named Executive Officer under the Company's Profit Participation Plan (the "PPP") and the Profit Participation Benefit Equalization Plan (the "PPBEP"). The PPP is a tax-qualified defined contribution plan and the PPBEP is a non-qualified plan that provides benefits to participants in the PPP equal to the amount of Company's contributions that would have been made to the participant's PPP account but for certain Federal tax laws.

(6) Ms. Norton has been employed by the Company since January 1998.

(7) Mr. Wiznitzer has been employed by the Company since June 1997.

                      STOCK OPTION/SAR GRANTS IN LAST YEAR

     The following table provides information on grants of options to the Named Executive Officers for the year ended December 31, 1999.

                                NUMBER OF       % OF TOTAL
                               SECURITIES      OPTIONS/SARS
                               UNDERLYING       GRANTED TO     EXERCISE OR                  GRANT DATE
                              OPTIONS/SARS     EMPLOYEES IN    BASE PRICE     EXPIRATION      PRESENT
            NAME              GRANTED(1)(#)      1999(2)        ($/SHARE)        DATE       VALUE(3)($)
            ----              -------------    ------------    -----------    ----------    -----------
Frank R. Noonan.............           0              0                0              0             0
Philip C. Danford...........           0              0                0              0             0
David C. Swanson............      27,100           32.6%         15.2187       02/23/09       193,657
Judith A. Norton............           0              0                0              0             0
Stephen B. Wiznitzer........           0              0                0              0             0

---------------
(1) The underlying options were granted to Mr. Swanson on February 23, 1999 at market price and are exercisable in four equal installments on the first four anniversaries of the date of grant.

(2) In 1999, stock options were generally granted as a one-time special recognition or to select new hires only. See "Report of the Compensation and Benefits Committee on Executive Compensation -- Compensation
    Components -- Long Term Equity Opportunities -- Stock Options."

(3) The hypothetical grant date present value is calculated under the modified Black-Scholes Option Price Model, which is a mathematical formula used to value options traded on stock exchanges. This formula considers a number of factors in hypothesizing an option's present value. The range of factors used to value the February 23, 1999 option grant includes the stock's expected volatility rate (35.0%), risk free rate of return (5.27%), dividend yield (0%) and projected time of exercise (7 years).

       AGGREGATE OPTION EXERCISES IN LAST YEAR AND YEAR END OPTION VALUES

     The following table provides information concerning the number and value of
(i) option exercises during 1999 and (ii) unexercised stock options held at December 31, 1999 by the Named Executive Officers.

                                                     NUMBER OF SECURITIES UNDER-        VALUE OF UNEXERCISED
                                                      LYING UNEXERCISED OPTIONS/       IN-THE-MONEY OPTIONS/
                           SHARES                        SAR'S AT YEAR-END(3)           SAR'S AT YEAR-END(4)
                         ACQUIRED ON      VALUE      ----------------------------   ----------------------------
         NAME            EXERCISE(1)   REALIZED(2)   EXERCISABLE    UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
         ----            -----------   -----------   -----------    -------------   -----------    -------------
Frank R. Noonan........    37,438       $374,669       316,185         472,150      $2,479,390      $1,776,591
Philip C. Danford......         0              0       121,468         109,250         857,472         422,983
David C. Swanson.......         0              0        78,484         107,701         557,087         431,365
Judith A. Norton.......         0              0         4,631          58,894          15,305         206,232
Stephen B. Wiznitzer...         0              0        19,144          59,645          91,092         235,377

---------------
(1) Represents all shares covered by options exercised by the Named Executive Officers during 1999.

(2) The value realized equals the market value of the common stock acquired on the date of exercise minus the exercise price.

(3) No SAR's were outstanding at December 31, 1999.

(4) The values shown equal the difference between the exercise price of the unexercised in-the-money options and the closing market price of the Company's common stock on December 31, 1999 ($18.875). Options are "in-the-money" if the fair market value of the Company's common stock covered by such option exceeds the exercise price of the option.

                  LONG-TERM INCENTIVE PLAN AWARDS IN LAST YEAR

     The following table provides information on Long-Term Incentive Plan awards to the Named Executive Officers during the year ended December 31, 1999.

                                                                     ESTIMATED FUTURE PAYOUTS
                                         PERFORMANCE OR        UNDER NON-STOCK PRICE-BASED PLANS(1)
                                       OTHER PERIOD UNTIL   -------------------------------------------
NAME                                  MATURATION OR PAYOUT  THRESHOLD($)   TARGET($)(2)   MAXIMUM($)(2)
----                                  --------------------  ------------   ------------   -------------
Frank R. Noonan.....................  1/1/99 -- 12/31/01         0           688,000        1,376,000
Philip C. Danford...................  1/1/99 -- 12/31/01         0           300,000          600,000
David C. Swanson....................  1/1/99 -- 12/31/01         0           275,000          550,000
Judith A. Norton....................  1/1/99 -- 12/31/01         0           168,000          336,000
Stephen B. Wiznitzer................  1/1/99 -- 12/31/01         0           160,000          320,000

---------------
(1) Upon completion of the performance period, the dollar amounts awarded are calculated based on the Company's performance against economic profit and EPS goals. The dollar amount is then converted into a number of PERS by dividing the dollar amount of the award by the Company's stock price (calculated as the average of the high and low prices of the Company's common stock on the 10 trading days subsequent to approval of the Company's 2001 financial statements by the Compensation and Benefits Committee). One-third of such shares will be payable immediately after calculation of the Company's stock price for purposes of computing PERS, an additional one-third will be payable one year thereafter, and the last one-third two years thereafter.

(2) The target and maximum amounts listed are based upon 1999 base salary. Any increase in base salary would increase the target and maximum amounts listed in this table on a pro rata basis for the time period during which base salary increased during the performance period.

                              RETIREMENT BENEFITS

     The following table sets forth the estimated aggregate annual benefits payable under the Company's Retirement Account Plan, Pension Benefit Equalization Plan ("PBEP") and Supplemental Executive Benefit Plan ("SEBP") to Messrs. Noonan and Danford upon retirement at age 65. Amounts shown in the table include U.S. Social Security benefits and benefits payable under predecessor plans of the Company which would be deducted in calculating benefits payable under these plans. These aggregate annual retirement benefits do not increase as a result of additional credited service after 20 years.

  AVERAGE                          YEARS OF PARTICIPATION SERVICE
   FINAL       -----------------------------------------------------------------------
COMPENSATION    5 YRS      10 YRS      15 YRS       20 YRS       25 YRS       30 YRS
------------   --------   --------   ----------   ----------   ----------   ----------
 $  450,000    $112,500   $225,000   $  270,000   $  270,000   $  270,000   $  270,000
    500,000     125,000    250,000      300,000      300,000      300,000      300,000
    550,000     137,500    275,000      330,000      330,000      330,000      330,000
    700,000     175,000    350,000      420,000      420,000      420,000      420,000
    850,000     212,500    425,000      510,000      510,000      510,000      510,000
  1,000,000     250,000    500,000      600,000      600,000      600,000      600,000
  1,300,000     325,000    650,000      780,000      780,000      780,000      780,000
  1,600,000     400,000    800,000      960,000      960,000      960,000      960,000
  1,900,000     475,000    950,000    1,140,000    1,140,000    1,140,000    1,140,000

     The number of years of credited service under the plans as of December 31, 1999 of Messrs. Noonan and Danford are 10 and 11, respectively.

     Compensation, for the purpose of determining retirement benefits, consists of salary, wages, regular cash bonuses, commissions and overtime pay. Severance pay, contingent payments and other forms of special remuneration are excluded. Bonuses included in the Summary Compensation Table are normally not paid until the year following the year in which they are accrued and expensed; therefore, compensation for purposes of determining retirement benefits varies from the Summary Compensation Table amounts in that bonuses expensed in the previous year, but paid in the current year, are part of retirement compensation in the current year, and current year's bonuses accrued and included in the Summary Compensation Table are not. For 1999, compensation for purposes of determining retirement benefits also varies from the Summary Compensation Table in that the amounts shown in the "Bonus" column for 1997 and 1998 include performance share payouts under the Key Employees Performance Unit Plan of The Dun & Bradstreet Corporation, which were not creditable compensation under the retirement plans.

     For the reasons discussed above, compensation for determining retirement benefits for the Named Executive Officers differed by more than 10% from the amounts shown in the Summary Compensation Table. 1999 compensation for purposes of determining retirement benefits for Messrs. Noonan and Danford was $624,860 and $407,190, respectively.

     Average final compensation is defined as the highest average annual compensation during five consecutive twelve-month periods in the last ten consecutive twelve-month periods of the member's credited service. Members vest in their accrued retirement benefit upon completion of five years of service. The benefits shown in the table above are calculated on a straight-life annuity basis.

     The Retirement Account Plan, together with the PBEP, provides retirement income based on a percentage of annual compensation. The percentage of compensation allocated annually ranges from 3% to 12.5%, based on age and credited service. Amounts allocated also receive interest credits based on 30-year Treasury rates with a minimum interest credit rate of 3%. Messrs. Swanson and Wiznitzer and Ms. Norton participate only in the Retirement Account Plan and the PBEP, but do not participate in the SEBP. The number of years of credited service under the plans as of December 31, 1999 for Messrs. Swanson and Wiznitzer and Ms. Norton are 13.5, 1.5 and 1.0, respectively. Based on their current salaries (as set forth in the Employment Agreements section that follows), the annual projected pension at normal retirement age for Messrs. Swanson and Wiznitzer and Ms. Norton are $174,000, $64,000 and $33,000, respectively.

     The SEBP provides retirement benefits in addition to the benefits provided under the Retirement Account Plan and the PBEP. The SEBP has the effect of increasing the retirement benefits under the Retirement Account Plan and the PBEP to the amounts depicted in the preceding table under the compensation levels applicable to Messrs. Noonan and Danford. The SEBP provides maximum benefits after 20 years. Executives close to or eligible for retirement, as approved by the chairman and chief executive officer of the Company, will receive maximum benefits after 15 years.

EMPLOYMENT AGREEMENTS

     Each of the Named Executive Officers executed an employment agreement with the Company dated as of September 28, 1998.

     As of December 31, 1999, the base salary and bonus opportunity established by the employment agreements (and, in certain cases, as increased thereafter in accordance with the terms of the employment agreements) are as follows:

NAME                                       BASE SALARY    GUIDELINE BONUS OPPORTUNITY
----                                       -----------    ---------------------------
                                                              (% OF BASE SALARY)
Frank R. Noonan..........................   $430,000                  80%
Philip C. Danford........................   $300,000                  60%
David C. Swanson.........................   $250,000                  65%
Judith A. Norton.........................   $210,000                  50%
Stephen B. Wiznitzer.....................   $200,000                  50%

     The bonus is measured as a percentage of base salary and is governed by the Company's Annual Incentive Plan which mandates the establishment of criteria for the determination of an executive's bonus. The foregoing compensation is subject to annual review and increase (but not decrease).

     The terms and conditions of each of the employment agreements are substantially similar, except where specified below. The key terms of the employment agreements are as follows:

TERM The employment agreements expire on June 30, 2001, subject to automatic one-year renewals unless notice has been given ninety days prior to any termination date. In the case of the Chief Executive Officer, a nonrenewal of the employment agreement by the Company shall be considered a termination without Cause*.

ADDITIONAL COMPENSATION      Each executive is eligible to participate in all
                             bonuses, long-term incentive compensation, stock options and other equity participation arrangements made available to other senior executives of the Company.

BENEFITS Each executive is eligible to participate in all employee benefit programs (including fringe benefits, vacation, pension and profit sharing plan participation and life, health, accident and disability insurance) no less favorable than prior to September 28, 1998.

TERMINATION WITHOUT CAUSE*
BY
THE COMPANY NOT ARISING
FROM A
CHANGE IN CONTROL*           Chief Executive Officer: Receives a severance
                             package equal to three times the sum of his base salary and target bonus.
                             Executive Officer Group: Each receives a severance package equal to two times the sum of base salary and target bonus. Both the Chief Executive Officer and the Executive Officer Group receive continuation of benefits for three and two years, respectively.

TERMINATION ARISING FROM,
AND
WITHIN TWO YEARS AFTER, A
CHANGE
IN CONTROL                   Each executive shall receive a severance package
                             equal to three times the sum of base salary and target bonus and continuation of benefits for three years.

DEATH/DISABILITY             Each executive (or beneficiary) shall receive
                             salary through date of termination and a pro rata portion of the target bonus.

EXCISE TAX                   The compensation of each executive will be "grossed
                             up" for any excise tax imposed under Section 4999
                             of the U.S. Internal Revenue Code relating to any
                             payments made on account of a Change in Control or
                             a termination of the executive's employment.
---------------
* Such terms have the meanings ascribed to such terms in the employment agreements. The employment agreements have been filed as exhibits to the Company's Annual Report on Form 10-K for the year ended December 31, 1999.

PERFORMANCE MEASUREMENT COMPARISON

     The following graph sets forth as of December 31, 1999, the cumulative total stockholder return on the Company's common stock compared with the cumulative total return of the Russell 2000 Stock Index and a peer group of the Company. As the Company is not included in an identifiable and accepted peer group, the Company has created a peer group based on several factors: revenues, net income and enterprise value, which is comprised of market capitalization and total debt. The peer group consists of the following companies: Acxiom Corporation, Advest Group Inc., ADVO, Inc., APAC Teleservices, Inc., Catalina Marketing Corporation, HA-LO Industries, Inc., Hanover Direct, Inc., National Processing, Inc., Personnel Group of America, Inc., Precision Response Corporation, Romac International Inc., Sitel Corporation, True North Communications, Inc., and Valassis Communications, Inc.

     For purposes of this year's performance comparison, the following companies have been eliminated from the peer group (as disclosed last year) for the following reasons. LCS Industries, Inc. and The Vincam Group, Inc. are no longer independent, publicly-traded companies as a result of extraordinary corporate transactions during 1999. LCS Industries, Inc. was effectively acquired by CustomerOne Holding Corporation in January 1999. The Vincam Group, Inc. was effectively acquired by Automatic Data Processing, Inc. in March 1999. In both these cases, the acquiring companies are not comparable to the Company (or the other peer group members) based upon the criteria listed above. In addition, TMP Worldwide Inc. was also deemed no longer comparable to the Company or the other peer group members due to its status within the investing community as an internet company with an attendant significantly higher price to earnings ratio than the other companies within the peer group.

     The total return assumes a $100 investment on July 1, 1998 (the date of the Spin-Off) and reinvestment of dividends in the Company's common stock and in each index.
[PERFORMANCE GRAPH]

                                                  R.H. DONNELLEY CORP.         RUSSELL 2000 INDEX           PEER GROUP INDEX
                                                  --------------------         ------------------           ----------------
7/1/98                                                      100                         100                         100
9/30/98                                                   80.23                       79.85                       83.55
12/3198                                                   95.56                       92.63                      101.79
3/31/99                                                   101.3                       87.31                       85.17
6/30/99                                                  128.37                      100.55                       91.41
9/30/99                                                  122.22                       93.87                       92.79
12/31/99                                                 123.86                      110.78                      118.02

               REPORT OF THE COMPENSATION AND BENEFITS COMMITTEE
                           ON EXECUTIVE COMPENSATION

                      COMPENSATION AND BENEFITS COMMITTEE

     The Compensation and Benefits Committee of the Board of Directors (the "Committee") is comprised entirely of outside and independent Directors. The Committee is responsible for establishing, implementing, administering and monitoring the Company's strategy, policies and plans for executive compensation.

                       EXECUTIVE COMPENSATION OBJECTIVES

     The Company's executive compensation objectives are to:

     - Attract and retain top-performing executives at the corporate level and in each of the Company's business units;

     - Provide compensation opportunities that are fair and competitive with those provided by comparable organizations;

     - Utilize compensation vehicles that are cost-effective and tax efficient; and

     - Motivate and reward its executives based on corporate, business unit and individual annual and long-term business performance, strategic progress and the creation of stockholder value.

                   DETERMINING EXECUTIVE OFFICER COMPENSATION

     In accordance with its responsibilities, the Committee reviews the Company's overall corporate mission, strategy and objectives. These form the basis for establishing both corporate and business unit annual and long-term performance goals that are subject to Board and Committee review and approval at the beginning of each year, and for executive officer performance-based compensation initiatives. Based on this review, the Committee, in its sole discretion, determines the Company's total compensation structure for the coming year, including the elements and level of compensation opportunities and the variable portion of "at risk" pay for performance and equity participation. At year-end, results and strategic progress achieved at the corporate, business unit and individual levels are assessed by the Committee, relative to previously approved goals, taking into consideration prevailing economic and business conditions and opportunities, performance by comparable organizations, and stockholder value.

     In establishing the Company's executive officer compensation structure and program, the Committee also considers:

     - Industry conditions;

     - Corporate performance relative to a selected peer group;

     - Current market data among comparable companies;

     - Current and evolving practices and trends among comparable companies; and

     - Overall effectiveness of the program in measuring and rewarding desired performance levels.

     The Committee has been assisted in this review and evaluation by an independent consulting firm retained by the Company to serve as outside advisors in the discharge of the Committee's responsibilities. The consultants provide data to the Committee, relative to the above-mentioned considerations, with respect to the compensation paid to the Chief Executive Officer and other executive officers. In setting competitive compensation levels, the Company compares itself with a peer group of companies based on several factors including revenues, net income and enterprise value, which is comprised of market capitalization and total debt. Based on this information, the Committee evaluates the reasonableness, fairness and competitiveness of the Company's executive compensation program. The peer group used for executive compensation purposes is essentially the same as the peer group used for the Performance Measurement Comparison on page 15 above.

                            COMPENSATION COMPONENTS

     The compensation program for the Company's Chief Executive Officer and other executive officers is comprised of three major elements:

     - Base Salary

     - Annual Incentive Opportunity

     - Long-Term Equity Incentive Opportunities

     Base salaries and total compensation for target performance are generally positioned in the mid-range of the peer group. Actual annual and long-term incentive compensation levels, which are based on performance relative to aggressive goals, will vary from year to year below and above those of the peer group.

BASE SALARY:

     Salaries are established relative to the competitive marketplace at the appropriate level and reflect the individual performance and contribution of each executive officer to the business, the level of the executive's experience and overall corporate financial circumstances. Base salaries are generally subject to review for adjustment by the Committee every twelve to eighteen months. Recommendations are provided by the Chief Executive Officer after a performance evaluation of each executive.

ANNUAL INCENTIVE OPPORTUNITY:

     Executive officers participate in the Annual Incentive Plan ("AIP") under which annual incentive awards are generally made in cash. Each executive officer is assigned performance goals and an annual incentive award opportunity based on position responsibilities. Performance weightings vary by executive officer and include corporate performance goals and/or business unit performance goals for those executive officers who have business unit responsibilities. In addition, the Committee may, in its sole discretion, adjust annual incentive awards by 20%, based on an individual's annual accomplishments and achievements versus pre-defined goals.

     The target annual award opportunity for the Named Executive Officers range from 50% to 80% of base salary. In 1999, performance goals included advertising sales, operating income, and earnings per share growth for all executive officers, and business unit advertising sales and operating income for those executive officers who also have business unit responsibilities. Based on performance versus goals, awards to the Named Executive Officers, including the Chief Executive Officer, averaged 89.6% of target. The below target payout reflects mixed results with respect to the three performance criteria, with above target earnings per share growth and below target growth in operating income and gross advertising sales. The Committee did not make any individual adjustments.

LONG-TERM INCENTIVE EQUITY OPPORTUNITIES:

     Grants are in the form of stock options to purchase the Company's common stock and long-term performance-based stock awards. These equity opportunities are designed to align the interests of executive officers and the stockholders in the Company's long-term growth by increasing each executive officer's equity position in the Company.

-  STOCK OPTIONS

     Executive officers, including the Chief Executive Officer, were granted stock options shortly after the Spin-Off in mid-1998 in recognition of the Company's new status as an independent, publicly-traded entity. With the exception of a one-time special recognition grant to Mr. Swanson and grants to select new hires, subsequent option grants to the Chief Executive Officer and other executive officers are currently scheduled for the year 2000 and annually thereafter.

-  LONG-TERM PERFORMANCE-BASED STOCK AWARDS

     This "at risk" equity interest in the Company is granted to executive officers, including the Chief Executive Officer, under the Company's Key Employee Performance Unit Plan, with such grants in the form of performance shares ("PERS"). Target award opportunities are determined as a percent of base salary. Actual awards are based on performance versus objectives for each performance period. Award values, in dollars, are determined upon the completion of each performance period and are converted into shares of the Company's common stock by dividing the dollar amount of the award by the Company's common stock price (calculated as the average of the high and low prices of the Company stock on the 10 trading days subsequent to approval of the Company's financial statements by the Compensation and Benefits Committee). The PERS vest and are payable one-third immediately after calculation of the Company's stock price for purposes of computing PERS, an additional one-third one year thereafter and the last one-third two years thereafter.

     The annualized target award opportunity for the Named Executive Officers range from 40% to 80% of base salary. As the current plan calls for new performance cycles to commence every other year, the target award opportunity for each performance period is two times the annualized target.

     In 1999, one performance period concluded and another performance period commenced as follows:

     - To replace the two-year long-term award program that commenced in January 1998 as part of The Dun & Bradstreet Corporation executive compensation program that was terminated upon the Spin-Off, the first PERS performance period with full award opportunity was based on performance versus objectives from July 1998 to December 1999. The value of the performance shares earned by each participant upon completion of this performance period was based on the Company's performance against economic profit and earnings per share goals for that period. Based on performance versus goals, awards to the Named Executive Officers, including the Chief Executive Officer, were 195.7% of target. The above target payout reflects eighteen-month results that significantly exceeded both the economic profit and earnings per share target performance criteria established at the time of the Spin-Off.

     - The second performance period with a regular three-year cycle is based on performance versus objectives from January 1999 to December 2001. The Committee established economic profit and earnings per share growth objectives for this performance period. The current plan calls for the next performance cycle to commence in January 2001.

     It is the Committee's policy to make stock option grants, as well as long-term performance related stock award opportunities to executive officers on a discretionary basis within a guideline range that takes into account the position responsibilities of each individual executive officer and competitive practice. Such grants reflect the relative value of the individual's position, as well as the current performance, continuing contribution and prospective impact of executive officers, including the Chief Executive Officer, on the Company's future success and creation of long-term stockholder value.

                                CEO COMPENSATION

     Mr. Noonan's salary remained unchanged in 1999. As outlined earlier in this report, base salaries are generally subject to review for adjustment by the Committee every twelve to eighteen months. Mr. Noonan last received a salary increase in July 1998.

     Mr. Noonan's 1999 AIP performance goals were based on the Company's gross advertising sales, operating income, and earnings per share. Based on results versus these performance goals, Mr. Noonan received an award of $308,052, or 89.6% of his annual incentive target. Mr. Noonan's annual target is set at 80% of base salary. As earlier stated, the below target payout reflects mixed results with respect to the three performance criteria, with above target earnings per share growth and below target growth in operating income and gross advertising sales.

     In 1998, Mr. Noonan was granted stock options shortly after the Spin-Off in recognition of the Company's new status as an independent, publicly-traded entity. Accordingly, Mr. Noonan did not receive an option grant in 1999, but will be eligible for a stock option grant for the year 2000 and annually thereafter. In March 2000, Mr. Noonan received a PERS award payment in shares equal to $448,805, which represents one-third of the award for the performance period July 1998 to December 1999. He is also eligible for a PERS award of 160% of current base salary at target performance in Company common stock after completion of the long-term performance period from January 1, 1999 to December 31, 2001.

                               TAX CONSIDERATIONS

     As noted above, one of the Company's objectives is to maintain cost-effective and tax efficient executive compensation programs. Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the tax deduction to $1 million for compensation paid to any one of the Named Executive Officers identified in this Proxy Statement unless certain requirements are met. One of the requirements is that compensation over $1 million must be based upon attainment of performance goals approved by stockholders. The Annual Incentive Plan, the 1991 Key Employees Stock Option Plan and the Key Employees Performance Unit Plan are designed to meet these requirements. The Committee's policy is to preserve corporate tax deductions attributable to the compensation of executives while maintaining the flexibility to approve, when appropriate, compensation arrangements which it deems to be in the best interests of the Company and its stockholders, but which may not always qualify for full tax deductibility.

     COMPENSATION AND BENEFITS COMMITTEE

     Robert Kamerschen, Chairperson
     Diane P. Baker
     Barry Lawson Williams

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     The following table sets forth the number of shares of the Company's common stock beneficially owned as of March 1, 2000 by (i) each of the Company's Named Executive Officers, (ii) each of the Company's directors, (iii) all directors and executive officers of the Company as a group and (iv) owners of more than 5% of the outstanding shares of the Company's common stock. Except as indicated in the footnotes to the table, the Company believes that the persons named in the table have sole voting and investment power with respect to all shares owned beneficially by them. The mailing address for each of the Company's directors and Named Executive Officers listed below is One Manhattanville Road, Purchase, NY 10577.

                                                                   SHARES OF THE COMPANY'S
                                                                         COMMON STOCK
                                                              ----------------------------------
                                                              AMOUNT BENEFICIALLY    PERCENTAGE
BENEFICIAL OWNERS                                                  OWNED(1)          OF CLASS(1)
-----------------                                             -------------------    -----------
Frank R. Noonan.............................................         334,383(2)         1.02%
Philip C. Danford...........................................         127,224(3)            *
David C. Swanson............................................          86,938(4)            *
Stephen B. Wiznitzer........................................          24,461(5)            *
Judith A. Norton............................................          11,157(6)            *
Diane P. Baker..............................................           4,545(7)            *
Kenneth G. Campbell.........................................           1,650(8)            *
Darius W. Gaskins, Jr.......................................           1,000(8)            *
William G. Jacobi...........................................           5,661(7)            *
Robert Kamerschen...........................................          11,545(7)            *
Carol J. Parry..............................................           5,545(7)            *
Barry Lawson Williams.......................................          10,347(7)            *
All Directors and Executive Officers as a Group (16
  persons)..................................................         799,366(9)         2.41%
Fir Tree, Inc. d/b/a Fir Tree Partners......................       3,196,920(10)        9.86%
  535 Fifth Avenue
  31st Floor
  New York, New York 10017
Institutional Capital Corporation...........................       2,906,000(11)        8.96%
  225 West Wacker Drive
  Suite 2400
  Chicago, Illinois 60606
FMR Corp....................................................       1,720,100(12)        5.31%
  82 Devonshire Street
  Boston, Massachusetts 02109

---------------
  *  Represents ownership of less than 1%.

 (1) The amounts and percentage of the Company's common stock beneficially owned are reported on the basis of rules and regulations of the Securities and Exchange Commission (the "Commission") governing the determination of beneficial ownership of securities. Under such rules and regulations, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power", which includes the power to vote or to direct the voting of such security, or "investment power", which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities which that person has a right to acquire beneficial ownership of within 60 days. Under these rules and regulations, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities in which he has no economic interest. As of March 1, 2000, the Company had 32,422,752 shares outstanding.

 (2) Includes 316,185 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 1, 2000 or within 60 days thereafter.

 (3) Includes 121,468 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 1, 2000 or within 60 days thereafter.

 (4) Includes 85,259 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 1, 2000 or within 60 days thereafter.

 (5) Includes 19,144 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 1, 2000 or within 60 days thereafter.

 (6) Includes 9,262 shares of the Company's common stock which may be acquired pursuant to options exercisable as of March 1, 2000 or within 60 days thereafter.

 (7) Includes (i) 3,045 deferred shares of the Company's common stock and (ii) options to purchase 1,500 shares of the Company's common stock, except for Mr. Williams, for whom it includes (i) 3,045 deferred shares and (ii) 7,302 options to purchase shares of the Company's common stock. Excludes (i) 1,500 options to purchase the Company's common stock, which options will become exercisable on the day before the 2001 annual meeting, except for Mr. Williams, for whom it excludes 2,338 options to purchase the Company's shares.

 (8) Includes (i) for Mr. Campbell an option to purchase 650 shares which will vest entirely on March 31, 2000 (ii) and for both Mr. Campbell and Mr. Gaskins, (a) an option to purchase 500 shares which vests on the day before the Annual Meeting and (b) 500 defered shares which vest on the day before the Annual Meeting. Excludes for both Messrs. Campbell and Gaskins, options to purchase 1,000 shares of the Company's common stock, which will become exercisable in equal increments on the day before each of the 2001 and 2002 annual meetings, and 1,000 deferred shares of the Company's common stock, which will vest in equal increments on the day before each of the 2001 and 2002 annual meetings.

 (9) Includes options to purchase 734,954 shares of the Company's common stock.

(10) The information on the share ownership by Fir Tree, Inc. ("Fir Tree") is based on a Schedule 13D/ A filed by Fir Tree on November 29, 1999. The
     Schedule 13D/A indicates that Mr. Jeffrey Tannenbaum is the sole shareholder, executive officer, director and principal of Fir Tree. Accordingly, Fir Tree and Mr. Tannenbaum have sole voting and dispositive power over the 3,196,920 shares.

(11) Institutional Capital Corporation ("ICC") and Mr. Robert H. Lyon, the president and majority shareholder of ICC, filed Amendment No. 1 to
     Schedule 13G with the Commission on January 31, 2000. According to such Amendment to Schedule 13G, ICC, a registered investment adviser, had as of December 31, 1999, sole voting power over 2,824,800 shares and sole dispositive power over 2,906,000 shares.

(12) FMR Corp., Edward C. Johnson 3d and Abigail P. Johnson jointly filed a
     Schedule 13G with the Commission on February 14, 2000. According to such Schedule, FMR Corp. and its affiliates beneficially own 1,720,100 shares as of December 31, 1999, including the sole power to vote 306,600 shares and sole power to dispose of 1,720,100 shares. Mr. and Mrs. Johnson are control persons of FMR Corp.

                               OTHER INFORMATION

HOW TO NOMINATE MEMBERS OF THE BOARD OF DIRECTORS

     The Company's By-Laws provide that stockholders may nominate individuals for the Board of Directors if such nomination is made pursuant to timely notice in writing to the Secretary of the Company at the address set forth on the cover page of this Proxy Statement. To be timely, a stockholder's notice shall be delivered to or mailed and received at the principal executive offices of the Company not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice by prior public disclosure of the date of the meeting is given or made to stockholders, notice by the stockholder to be timely must be so received by the Company not later than the close of business on the 10th day following the day on which such notice of the date of the meeting or such public disclosure was made. Such stockholder's notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934 (including such person's written consent to being named in the proxy statement as a nominee and to serving as a director if elected); and (b) as to the stockholder giving the notice (i) the name and address, as they appear on the Company's books, of such stockholder and (ii) the class and number of shares of the Company which are beneficially owned by such stockholder as of the date of such notice. At the request of the Board of Directors, any person nominated by the Board of Directors for election as a director shall furnish to the Secretary of the Company that information required to be set forth in a stockholder's notice of nomination which pertains to the nominee.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and the New York Stock Exchange. Officers, directors and greater than ten percent stockholders are required by the Commission to furnish the Company with copies of all Forms 3, 4 and 5 they file.

     Based solely on the Company's review of the copies of such forms it has received, the Company believes that all of its officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them with respect to transactions during 1999.

DELIVERY OF ANNUAL REPORT ON FORM 10-K

     The Company will provide without charge a copy of the Company's Annual Report on Form 10-K for the year ended December 31, 1999 to each of the Company's stockholders of record as of March 6, 2000 and each beneficial stockholder on that date, upon receipt of a written request therefor mailed to the Company's principal executive offices, One Manhattanville Road, Purchase, New York 10577, Attention: Investor Relations. Requests from beneficial stockholders must set forth a good faith representation as to such ownership on that date.

RETURN OF PROXY

     It is important that the accompanying proxy be returned promptly. Therefore, whether or not you plan to attend the Meeting in person, you are earnestly requested to date, sign and return your proxy in the enclosed envelope. No postage is required if mailed in the United States. Thanks for your prompt attention to this important matter.

                                          By Order of the Board of Directors

                                          /s/ Jane B. Clark

                                          Jane B. Clark
                                          Vice President and
                                          Corporate Secretary

March 22, 2000
Purchase, New York

                           R.H. DONNELLEY CORPORATION
                 ANNUAL MEETING OF STOCKHOLDERS -- MAY 4, 2000
             PROXY SOLICITATION ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby constitutes and appoints Frank R. Noonan, Philip C. Danford and Stephen B. Wiznitzer (collectively, the "Proxies"), and each of them, his, her or its true and lawful agents and Proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Stockholders (the "Meeting") of R.H. Donnelley Corporation (the "Company"), to be held at CT Corporation, 1209 Orange Street, Wilmington, Delaware, on May 4, 2000 at 9:00 a.m. local time, and at any adjournments or postponements thereof, and to vote all the shares of common stock of the Company which the undersigned may be entitled to vote on all matters properly coming before the Meeting, and any adjournments or postponements thereof.

     The trustees of the Company's Profit Participation Plan and the DonTech Profit Participation Plan (collectively the "Plans") have agreed that this proxy will also serve as voting instructions from participants in those Plans who have plan contributions for their respective accounts invested in the Company's common stock. Proxies covering shares in the Plans must be received on or prior to April 28, 2000. If a proxy covering shares in either of the Plans has not been received on or prior to April 28, 2000 or if it is signed and returned without specification marked in the instruction boxes, the trustee will vote those Plan shares in the same proportion as the respective shares in such Plan for which it has received instructions, except as otherwise required by law.

                                                                SEE REVERSE SIDE

/X/ Please mark your
    votes as in this
    example.

(1)       Election of Class I Members of the Board of Directors

                                                  WITHHOLD AUTHORITY
   Nominees                   VOTE FOR               TO VOTE FOR

Diane P. Baker                 |_|                     |_|
Robert Kamerschen              |_|                     |_|


(2) Ratification of the appointment of PricewaterhouseCoopers LLP as independent accountants for 2000.

               FOR  |_|             AGAINST  |_|            ABSTAIN  |_|

(3) In their discretion, the Proxies are hereby authorized to vote upon such other business as may properly come before the Meeting, and any adjournments or postponements thereof.


THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS GIVEN HEREIN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED (A) IN FAVOR OF THE ELECTION OF THE NOMINEES FOR THE CLASS I MEMBERS OF THE BOARD OF DIRECTORS, (B) FOR ITEM 2 AND
(C) IN THE DISCRETION OF THE PROXIES UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING, AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF. PLEASE MARK YOUR DIRECTIONS ABOVE, FILL IN THE DATE AND SIGN AND RETURN THIS PROXY CARD PROMPTLY IN THE ACCOMPANYING ENVELOPE. NO POSTAGE IS NECESSARY IF MAILED IN THE UNITED STATES.

SIGNATURE(S): _____________________________________ DATED: _______________, 2000

NOTE: Please sign exactly as your name or names appear hereon. Joint owners should each sign personally. When signing as executor, administrator, corporation, officer, attorney, agent, trustee or guardian, etc., please add your full title, following your signature.